Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	Sr. VP - Corporate Affairs	VP - Investor Relations
	310-205-4030	310-205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS FOURTH QUARTER, FISCAL 2003 RESULTS

— Quarter benefits from solid occupancies, moderately improved room rates —

— Management/franchise fees, timeshare strong in quarter —

— Margins still impacted by increases in healthcare costs, property taxes —

Beverly Hills, Calif., January 26, 2004 — Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the fourth quarter and fiscal year ended December 31, 2003.

The company reported fourth quarter 2003 net income of $67 million, versus $40 million in the 2002 quarter.  Diluted net income per share was $.17 in the fourth quarter, compared with $.11 in the 2002 quarter.  The 2003 quarter included a $27 million reduction in the provision for income taxes ($.07 per share); and pre-tax losses totaling $8 million related to an impairment charge and asset dispositions ($.01 per share.)

For full year 2003, Hilton reported net income of $164 million, versus $198 million in 2002.  Diluted net income per share was $.43 for the year compared to $.53 in 2002.

Hilton reported 2003 fourth quarter total company operating income of $139 million (compared with $136 million in the 2002 period,) on total revenue of $989 million (compared with $957 million in the corresponding 2002 period.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $239 million in the 2003 fourth quarter, compared with $232 million in the 2002 quarter.

For the full year 2003, total company operating income was $515 million (compared with $603 million in 2002,) on total revenue of $3.853 billion (compared with $3.847 billion in 2002.)  Total company Adjusted EBITDA was $906 million for full-year 2003, compared with $990 million in 2002.

Owned Hotel Results

The company’s owned hotels maintained solid occupancy levels during the fourth quarter, along with achieving moderately improved average daily rate (ADR,) resulting from generally improved business transient and international travel, an increase in group room nights and strong leisure travel during the holidays.  Company-owned hotels in New York, Washington, D.C., Honolulu, San Diego, Phoenix and Portland posted particularly strong results in the quarter.  The San Francisco/San Jose market continued to be sluggish, while Boston and Chicago also were soft during the quarter.

Across all brands, revenues from the company’s owned hotels (majority owned and controlled hotels) totaled $530 million in the fourth quarter, a 3 percent decline from the 2002 period due primarily to property sales.  Total revenues from comparable owned properties were approximately flat in the quarter.  Increased room revenues (as a result of the re-opening of the Kalia Tower at the Hilton Hawaiian Village) were offset by lower non-room revenues (cancellation fees, food and beverage, telephone and retail) owing to lower group spending levels.  Revenue per available room (RevPAR) from comparable owned hotels was essentially flat in the quarter; occupancy at these hotels showed a slight 0.2-point decline to 68.1 percent, while ADR improved 0.3 percent to $153.09.

Total owned hotel expenses declined 1 percent in the fourth quarter to $380 million, again as a result of property sales.  Expenses at the comparable owned hotels increased 2 percent in the quarter. Owned hotel profitability continued to be constrained by the aforementioned lower non-room revenues, as well as increased healthcare costs and property taxes.

For full-year 2003, revenues from the company’s owned hotels totaled $2.031 billion compared with $2.100 billion in 2002, a 3 percent decline.  Total revenues from comparable owned hotels showed a similar percentage decline.  RevPAR from comparable owned hotels declined 2.9 percent for the full year; occupancy declined 0.6 points to 70.4 percent and ADR showed a 2.1 percent decline to $145.52.  Total owned hotel expenses increased 3 percent to $1.500 billion for full-year 2003; expenses at the comparable owned hotels also increased 3 percent for the year.

System-wide RevPAR; Management/Franchise Fees

Improvement in business travel in the latter part of 2003, combined with continued strong leisure travel, helped almost all of Hilton’s brands achieve positive year-over-year RevPAR growth in the fourth quarter.  The following of the company’s brands (including franchise properties) reported system-wide RevPAR gains in the quarter: Hilton Garden Inn, 3.1 percent; Hampton Inn, 1.6 percent; Embassy Suites, 0.9 percent; Homewood Suites by Hilton, 0.8 percent and Hilton, 0.6 percent.  Doubletree posted a quarterly RevPAR decline of 1.8 percent.

Management and franchise fees for the quarter totaled $82 million, a 5 percent increase from the 2002 period, as a result of these RevPAR increases and the addition of new franchised units.

For the full year, system-wide RevPAR at the Hilton Garden Inn brand improved 1.1 percent, with system-wide RevPAR at other company brands declining as follows:  Hampton Inn, 0.2 percent; Homewood Suites by Hilton, 0.9 percent; Embassy Suites, 1.3 percent; Hilton, 2.6 percent, and Doubletree, 3.6 percent.

Management and franchise fees in 2003 increased 2 percent from 2002 to $337 million.

Brand Development/Unit Growth

Year-to-date November 2003 (the latest period for which data is available), all but one of the company’s brands continued to operate well above their fair share of RevPAR versus their segment competitors.  With 100 representing a brand’s fair share of the market, the Hilton brands, according to Smith Travel Research, posted RevPAR index numbers as follows for the first 11 months of 2003:  Embassy Suites, 125.5; Homewood Suites by Hilton, 118.7; Hampton Inn, 118.0; Hilton Garden Inn, 114.4; Hilton 108.8, and Doubletree, 99.3.

In the fourth quarter, the company added 28 properties and 5,249 rooms to its system as follows: Hampton Inn, 12 hotels and 1,260 rooms; Hilton Garden Inn, 8 hotels and 1,047 rooms; Hilton, 2 hotels and 2,000 rooms; Homewood Suites by Hilton, 2 hotels and 241 rooms; Embassy Suites, 1 hotel and 246 rooms; Doubletree, 1 hotel and 100 rooms, and Hilton Grand Vacations, 2 properties and 355 units.  Twelve hotels and 1,907 rooms were removed from the system during the quarter.

During 2003, a total of 116 properties and 16,585 rooms were added to the Hilton system, in line with the company’s expectations and guidance, while 27 properties and 5,218 rooms were removed from the system.  At year-end 2003, the Hilton system consisted of 2,173 properties and 348,483 rooms.

The company had approximately 400 hotels and more than 53,000 rooms in its development pipeline at year-end 2003.  Hilton brands have more rooms in the active U.S. development pipeline than any other company, according to Lodging Econometrics.

Brand development activity in the fourth quarter included the openings of two new Hilton-managed convention hotels in Texas:  the 1,200-room Hilton Americas in Houston and the 800-room Hilton Austin.  Another Hilton-managed convention property is scheduled to open in Omaha, Nebraska in April 2004.  Additionally, Hilton has been named as the operator of a proposed 750-room convention hotel in Baltimore, Maryland.  The luxury Conrad Hotels brand continues to expand in major destinations around the world, with openings scheduled in 2004 for Miami, Florida (the first freestanding Conrad Hotel in the U.S.,) Phuket, Thailand and in Bali, Indonesia.

Hilton Grand Vacations

The company’s vacation ownership business, Hilton Grand Vacations Company (HGVC) had a strong quarter, reporting fourth quarter revenue (included in “other fees and income”) of $96 million, compared to $64 million in the 2002 quarter, an increase of 50 percent.  Fourth quarter expenses were $73 million, compared with $51 million in the 2002 quarter.  Overall unit sales in the quarter were comparable with the 2002 period, while the average unit sales price increased 11 percent across the HGVC system during the quarter.

HGVC reported strong results across its system, with strong sales at its new properties on the Las Vegas Strip and in Orlando, Florida near Universal Studios.  The Las Vegas property has 283 units in its first phase and opened for occupancy in the fourth quarter 2003.  HGVC’s new property in Orlando is scheduled to open for occupancy in spring 2004; the 96 units in the property’s first phase are virtually sold out.  Also during the quarter, HGVC introduced 72 new vacation ownership units at the Kalia Tower at the Hilton Hawaiian Village.

Full-year 2003 revenues at HGVC (included in “other fees and income”) were $345 million, compared with $296 million in 2002.  Expenses in 2003 were $259 million, compared with $216 million in 2002.

Distribution/Technology

During the fourth quarter, Hilton introduced “Our Best Rates.  Guaranteed.”  The program is designed to encourage customers to book their reservations through the company’s branded websites, calling toll-free Hilton Reservations Worldwide or by contacting the company’s hotels directly.  The company believes that this program, along with enhancements to its branded websites, has contributed to significantly increased numbers of transactions on the company’s proprietary brand websites.

Also during the quarter, the company essentially completed deployment of its proprietary “OnQ” system to the 2,100-plus properties across its system.  This unique system — which links all of the company’s brands and hotels on a single, consistent technology platform — enhances customer recognition and service, and has already resulted in increased customer satisfaction scores across the company’s system.

Building further on its industry leadership position in the use of technology to better serve customers and maximize operational efficiencies, Hilton began in early 2004 a test of self-service check-in kiosks at the Hilton New York.  Initial reaction from customers has been extremely positive, and the tests will continue in New York and Chicago during the first quarter 2004.

CNL Transaction

In December, Hilton and CNL Hospitality Properties, Inc. completed the formation of a partnership which acquired the 544-room Capital Hilton in Washington, D.C. and the 394-room Hilton La Jolla Torrey Pines near San Diego, California.  Hilton contributed both properties to the partnership and retains the management of both hotels.  Hilton generated cash proceeds of approximately $190 million, which were used to pay down debt.  This marked the third transaction that Hilton and CNL have completed over the last two years.

Corporate Finance

At year-end 2003, Hilton had total debt of $3.8 billion (net of $325 million allocated to Caesars Entertainment, Inc., formerly Park Place Entertainment,) a reduction of $269 million during the fourth quarter.  Approximately 17 percent of the company’s debt is floating rate debt.  Cash and equivalents totaled approximately $82 million at December 31, 2003.  The company’s average basic and diluted share counts for the fourth quarter were 380 million and 388 million, respectively.  For full-year 2003, the company’s average basic and diluted share counts were 378 million and 393 million, respectively.

Consolidated net interest expense (interest expense net of interest and dividend income) declined $7 million in the fourth quarter due to lower average debt balances.

Hilton’s debt currently has an average life of 9.6 years, at an average cost of approximately 6.5 percent.

At December 31, 2003, the company had approximately $670 million of available capacity under its line of credit.

The company recorded a tax benefit of $2 million in the fourth quarter due primarily to the utilization of capital loss tax carryforwards as a result of the aforementioned transaction with CNL.  Excluding the utilization of capital loss tax carryforwards, the company’s effective tax rate in the quarter was 31.8 percent.

Total hotel capital expenditures in the quarter were $79 million, with an additional $24 million expended for timeshare development.  For full-year 2003, total hotel capital expenditures were $202 million, with an additional $94 million expended for timeshare development.

2004 Outlook

With continuing improvement in the U.S. economy, and improving trends in business travel and international visitation, the company’s outlook for 2004 is generally optimistic.  Hilton noted that its owned hotels in key U.S. cities, including New York, Washington, D.C., New Orleans, Honolulu and Boston are expected to benefit both from these favorable trends as well as the limited introduction of new full-service supply.  The company said that the San Francisco/San Jose and Chicago markets are expected to be soft in 2004, the latter due to a reduced number of city-wide conventions during the year.

Soft group business is expected to contribute to a comparatively challenging first quarter of 2004.  This segment is expected to improve as the year progresses.

The company provided the following guidance for full-year 2004:

Full-Year 2004 Estimates

Total revenue	$4.07 billion range

Total Adjusted EBITDA	$945 million range

Total operating income	$575 million range

Comparable owned hotel RevPAR	Increase of 3 – 4%

Diluted earnings per share	Mid $.40 range

Total capital spending in 2004 is expected to be in the range of $275 million, with approximately $155 million for routine improvements and technology; $55 million for timeshare projects, and $65 million for hotel special projects.

Hilton expects to add 115 – 130 hotels and 15,000 – 17,000 rooms to its system in 2004.

“After what can only be described as three difficult years for the lodging business, the fourth quarter of 2003 yielded signs that our business is turning the corner, with positive implications for 2004 and beyond,” said Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation.  “The pick-up we saw in business travel, particularly in such important markets as New York and Washington, and a continuation of strong leisure business, contributed not only to solid results in the fourth quarter, but to a sense of momentum and optimism we have not enjoyed since 2000.”

“As we enter the early stages of a recovery in the hotel industry, we are excited about the many opportunities for growth that we anticipate in 2004.  These include the ability to achieve pricing power through a more desirable mix of business at our owned hotels, adding 15,000-plus hotel rooms to our system and strengthening our competitive advantage through technology.  We cannot, of course, ignore the challenges that remain. Cost increases in healthcare and insurance continue to put pressure on margins, and one of our most important markets, Chicago, is expected to have a difficult year.  On balance, however, it is clear to us that the business is improving significantly and that the road to recovery is getting smoother.”

Mr. Bollenbach concluded: “The last three years have been the ultimate test for our industry.  By staying the course on our strategies, our company grew stronger and solidified our industry leadership position.  Through the strength of our owned hotels, powerful brand names, investment in technology, positive relationships with our hotel owners, prudent balance sheet management and a dedicated team of employees, we are poised to take full advantage of the brighter days that we feel confident lie ahead.”

#  #  #

 Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31			Twelve Months Ended December 31
	2002	2003	% Change	2002	2003	% Change
Revenue
Owned hotels	$545	$530	(3)%	$2,100	$2,031	(3)%
Leased hotels	25	24	(4)	111	103	(7)
Management and franchise fees	78	82	5	329	337	2
Other fees and income	75	113	51	355	412	16
	723	749	4	2,895	2,883	—
Other revenue from managed and franchised properties	234	240	3	952	970	2
	957	989	3	3,847	3,853	—

Expenses
Owned hotels	382	380	(1)	1,462	1,500	3
Leased hotels	24	24	—	101	96	(5)
Depreciation and amortization	90	85	(6)	348	334	(4)
Impairment loss and related costs	1	5	—	21	22	5
Other operating expenses	71	92	30	294	335	14
Corporate expense, net	19	24	26	66	81	23
	587	610	4	2,292	2,368	3
Other expenses from managed and franchised properties	234	240	3	952	970	2
	821	850	4	3,244	3,338	3

Operating income	136	139	2	603	515	(15)

Interest and dividend income	6	8	33	43	29	(33)
Interest expense	(76)	(71)	(7)	(328)	(295)	(10)
Net interest from unconsolidated affiliates	(4)	(7)	75	(19)	(20)	5
Net gain (loss) on asset dispositions	2	(3)	—	(14)	(6)	(57)
Income before taxes and minority interest	64	66	3	285	223	(22)
Tax (provision) benefit	(23)	2	—	(81)	(53)	(35)
Minority interest, net	(1)	(1)	—	(6)	(6)	—
Net income	$40	$67	68%	$198	$164	(17)%

Net income per share (1)
Basic	$.11	$.18	64%	$.53	$.43	(19)%
Diluted	$.11	$.17	55%	$.53	$.43	(19)%

Average shares - basic	376	380	1%	374	378	1%
Average shares - diluted	403	388	(4)%	401	393	(2)%

(1)          EPS for the twelve month period in 2003 differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended December 31				Twelve Months Ended December 31
	2002	2003	%/pt Change		2002	2003	%/pt Change

Hilton
Occupancy	69.5%	69.2%	(0.3	)pts	72.0%	71.1%	(0.9	)pts
Average Rate	$161.12	$161.66	0.3%		$155.79	$152.69	(2.0)%
RevPAR	$112.01	$111.94	(0.1)%		$112.13	$108.49	(3.2)%

All Other
Occupancy	62.1%	62.1%	—	pts	66.2%	67.0%	0.8	pts
Average Rate	$104.30	$103.04	(1.2)%		$108.23	$106.18	(1.9)%
RevPAR	$64.73	$63.95	(1.2)%		$71.63	$71.17	(0.6)%

Total
Occupancy	68.3%	68.1%	(0.2	)pts	71.0%	70.4%	(0.6	)pts
Average Rate	$152.70	$153.09	0.3%		$148.59	$145.52	(2.1)%
RevPAR	$104.30	$104.23	(0.1)%		$105.55	$102.45	(2.9)%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2003 and owned by us since January 1, 2002.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended December 31				Twelve Months Ended December 31
	2002	2003	%/pt Change		2002	2003	%/pt Change

Hilton
Occupancy	64.2%	64.4%	0.2	pts	68.0%	67.4%	(0.6	)pts
Average Rate	$127.08	$127.30	0.2%		$127.42	$125.24	(1.7)%
RevPAR	$81.53	$82.01	0.6%		$86.64	$84.36	(2.6)%

Hilton Garden Inn
Occupancy	60.5%	63.1%	2.6	pts	64.7%	66.3%	1.6	pts
Average Rate	$94.20	$93.14	(1.1)%		$96.41	$95.03	(1.4)%
RevPAR	$57.01	$58.79	3.1%		$62.34	$63.02	1.1%

Doubletree
Occupancy	61.8%	61.5%	(0.3	)pts	66.1%	65.0%	(1.1	)pts
Average Rate	$101.44	$100.06	(1.4)%		$102.53	$100.47	(2.0)%
RevPAR	$62.70	$61.55	(1.8)%		$67.73	$65.32	(3.6)%

Embassy Suites
Occupancy	64.2%	65.2%	1.0	pts	68.9%	69.1%	0.2	pts
Average Rate	$117.85	$117.20	(0.6)%		$120.86	$118.94	(1.6)%
RevPAR	$75.68	$76.36	0.9%		$83.32	$82.24	(1.3)%

Homewood Suites by Hilton
Occupancy	67.7%	68.3%	0.6	pts	72.5%	72.5%	—	pts
Average Rate	$93.04	$92.94	(0.1)%		$94.88	$93.95	(1.0)%
RevPAR	$63.03	$63.52	0.8%		$68.75	$68.14	(0.9)%

Hampton
Occupancy	61.3%	61.4%	0.1	pts	66.8%	66.2%	(0.6	)pts
Average Rate	$75.77	$76.83	1.4%		$77.68	$78.22	0.7%
RevPAR	$46.46	$47.19	1.6%		$51.85	$51.75	(0.2)%

Other
Occupancy	61.9%	67.3%	5.4	pts	61.3%	57.2%	(4.1	)pts
Average Rate	$129.09	$132.26	2.5%		$124.87	$127.70	2.3%
RevPAR	$79.94	$88.98	11.3%		$76.49	$73.00	(4.6)%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2003 and owned, operated or franchised by us since January 1, 2002.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	December				Change to
	2002 Number of		2003 Number of		December 2002 Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	39	28,985	36	27,496	(3)	(1,489)
Leased	1	499	1	499	—	—
Joint Venture	6	2,291	10	4,177	4	1,886
Managed	17	10,601	24	14,103	7	3,502
Franchised	168	45,334	159	42,737	(9)	(2,597)
	231	87,710	230	89,012	(1)	1,302
Hilton Garden Inn
Owned	1	162	1	162	—	—
Joint Venture	2	280	2	280	—	—
Managed	—	—	3	391	3	391
Franchised	158	21,655	177	24,177	19	2,522
	161	22,097	183	25,010	22	2,913
Doubletree
Owned	9	3,156	9	3,156	—	—
Leased	6	2,151	6	2,144	—	(7)
Joint Venture	30	8,541	25	7,427	(5)	(1,114)
Managed	57	15,702	44	11,585	(13)	(4,117)
Franchised	52	11,792	71	16,302	19	4,510
	154	41,342	155	40,614	1	(728)
Embassy Suites
Owned	5	1,023	4	881	(1)	(142)
Joint Venture	24	6,581	27	7,279	3	698
Managed	61	15,589	54	14,136	(7)	(1,453)
Franchised	79	17,949	89	20,257	10	2,308
	169	41,142	174	42,553	5	1,411
Homewood Suites by Hilton
Owned	7	905	3	398	(4)	(507)
Managed	30	3,605	36	4,304	6	699
Franchised	84	9,218	91	10,058	7	840
	121	13,728	130	14,760	9	1,032
Hampton
Owned	1	133	1	133	—	—
Managed	25	3,268	34	4,323	9	1,055
Franchised	1,180	119,640	1,220	123,087	40	3,447
	1,206	123,041	1,255	127,543	49	4,502

Timeshare	27	3,117	30	3,644	3	527

Other
Owned	1	300	1	300	—	—
Joint Venture	3	1,400	3	1,393	—	(7)
Managed	11	3,239	11	3,246	—	7
Franchised	—	—	1	408	1	408
	15	4,939	16	5,347	1	408

Total
Owned	63	34,664	55	32,526	(8)	(2,138)
Leased	7	2,650	7	2,643	—	(7)
Joint Venture	65	19,093	67	20,556	2	1,463
Managed	201	52,004	206	52,088	5	84
Timeshare	27	3,117	30	3,644	3	527
Franchised	1,721	225,588	1,808	237,026	87	11,438

TOTAL PROPERTIES	2,084	337,116	2,173	348,483	89	11,367

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2002	2003	% Change	2002	2003	% Change

Adjusted EBITDA	$232	$239	3%	$990	$906	(8)%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(9)	29	(27)	(30)	11
Non-recurring items	1	(5)	—	(2)	(22)	—
Pre-opening expense	—	—	—	(1)	—	—
Operating interest and dividend income	—	(1)	—	(9)	(5)	(44)
Net gain (loss) on asset dispositions	2	(3)	—	(14)	(6)	(57)
Minority interest, net	(1)	(1)	—	(6)	(6)	—
EBITDA	227	220	(3)	931	837	(10)
Depreciation and amortization	(90)	(85)	(6)	(348)	(334)	(4)
Interest expense, net	(74)	(70)	(5)	(304)	(286)	(6)
Tax (provision) benefit	(23)	2	—	(81)	(53)	(35)
Net income	$40	$67	68%	$198	$164	(17)%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2004 Outlook

($ in millions, except per share amounts)

Estimated Full Year 2004

Adjusted EBITDA	$945
Proportionate share of depreciation and amortization of unconsolidated affiliates	(30)
Operating interest and dividend income	(1)
Minority interest, net	(6)
EBITDA	908
Depreciation and amortization	(339)
Interest expense, net	(287)
Provision for income taxes	(109)
Net income	$173

Diluted EPS	$.44

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2003 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses, from Adjusted EBITDA. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Prior to January 1, 2003, we also adjusted EBITDA for pre-opening expense, which we no longer exclude, and adjusted only the non-cash portion of non-recurring items.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.